Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Macy’s, Inc.:

We consent to the use of our report dated March 30, 2009, with respect to the consolidated balance sheets of Macy’s, Inc. and subsidiaries as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three fiscal years in the period ended January 31, 2009, and the effectiveness of internal control over financial reporting as of January 31, 2009, incorporated by reference in this Registration Statement.

Our report on the consolidated financial statements refers to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and the measurement date provision of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in fiscal 2007, and the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in fiscal 2006.

/s/ KPMG LLP

Cincinnati, Ohio

July 14, 2009